EXHIBIT 10.2

KEY EXECUTIVE LIFE INSURANCE AND
DEFERRED COMPENSATION PROGRAM

THIS AGREEMENT is made between Alliance One International, Inc. (the “Company”), as successor in interest to Dibrell Brothers, Inc. (“Dibrell”), and H. P. Green III (“Employee”).

PART A

General Provisions

1.

Deferred Compensation.  Employee and Dibrell entered into Key Executive Life Insurance and Deferred Compensation Program agreements dated January 1, 1978 and October 1, 1980 (the “Original Agreements”).  Employee and the Company now desire to amend and restate the Original Agreements.  Accordingly, this Agreement constitutes a complete amendment and restatement, effective as of January 1, 2005, of the Original Agreements.

2.

Separate Parts.  Parts B and C set out below are distinct and separate agreements, and shall be construed and considered in all respects as if each were set forth in a separate document.

3.

Construction.  This Agreement shall be construed in accordance with North Carolina law. If any provision of any Part of this Agreement is hereafter determined to be invalid, the remaining provisions and Parts shall be severable and continue to be in full force and effect but shall be interpreted and administered consistently with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.

Reservation of Rights.  Except as provided in this section, this Agreement may not be modified or amended except by written instrument signed by the Company and by Employee.

PART B

Life Insurance

1.

Policy.  The Company shall maintain one or more insurance policies insuring the life of Employee with an aggregate basic death benefit of not less than $165,521, with disability waiver of premium but without additional accidental death benefits (the “Policies”).

2.

Ownership.  The Company shall retain physical custody of the Policies and shall have full ownership rights therein, except that Employee (or his assignee) shall be owner of that right under the Policies to designate beneficiaries for that portion of the Policy proceeds described below in section 4 of this Part B.

3.

Premium Payments.  On or before the premium due dates each year, the Company shall pay the full annual premium for the Policies. Employee will not be required to make any contribution or premium payments. The Company may elect and continue in force the special dividend option in the Policies by which the dividends will be used to purchase additional paid-up insurance.

4.

Beneficiary Designation.  The Company retains the right to designate the beneficiary of each Policy with respect to the portion of the proceeds equal to the total premiums paid by the Company less any policy indebtedness (the “Company Portion”).  The Employee (or his assignee) shall have the right to select the beneficiary and optional method of settlement with respect to the portion of the proceeds, if any, in excess of the Company Portion by directing the Company, in writing, to designate such beneficiary and method of settlement under each Policy.

5.

Termination.  This Part B will terminate on March 31, 2007.  During the ninety (90) days immediately following such termination date (the “Option Period”), Employee (or his assignee) shall have an option to purchase the Policies with all the Company’s rights therein.  The consideration for the purchase of each Policy shall be the payment by Employee (or his assignee) to the Company of an amount equal to the cash surrender value of the Policy.  If the Policy shall then be encumbered by assignment, policy loan, or otherwise, the Company shall either remove such encumbrance, or reduce the sales price to Employee (or his assignee) by the amount of indebtedness (including interest then due or accrued thereon) outstanding against the Policy.  If Employee (or his assignee) exercises such option to purchase, the Company shall execute all necessary documents required by the insurance company to effect a transfer of ownership, or absolute assignment, of the Policy over to and in favor of Employee (or his assignee).  If Employee (or his assignee) does not complete the purchase within the Option Period, Employee shall have no further rights under this Part B or under the Policy.

6.

Insurer.  It is understood by the parties hereto that the insurer shall have no liability except as set forth in the policy and in the beneficiary designations. The insurer shall not be bound to inquire into or take note of any of the covenants herein contained as to the policy. In case of death, the insurer shall be discharged from all liability on payment of the proceeds in accordance with the Policy’s provisions and the beneficiary designations without regard to this Agreement or any amendment hereof.

7.

Intent.  This Part B is intended to constitute a bona fide death benefit plan for purposes of Code Section 409A.

8.

Assignment.  Employee shall have the right to make an absolute assignment of his entire interest under this Part B at any time to any person or persons. Upon delivery of a copy of such assignment to the Company, all of the rights and duties of Employee hereunder shall inure to and be binding upon the assignee, including the right to make further assignments, and Employee shall thereafter have no interest whatsoever in this Part B.

9.

Further Assurances.  The parties hereto agree to execute any instruments which may be necessary or proper in carrying out the purpose and intent of this Part B.

PART C

Deferred Compensation

1.

Compensation Deferred.  The Company shall establish a bookkeeping account to record Employee’s rights to deferred compensation under this Agreement.  Employee and the Company agree that:

(a)

The single sum value of the total amount deferred under this Part C as of Employee’s separation from service on March 31, 2007 is $72,892 (the “Total Deferral”).

(b)

The provisions of this Part C are considered a “nonaccount balance plan” for purposes of Code Section 409A.  A portion of the Total Deferral was deferred prior to January 1, 2005, under the terms of the Original Agreements as in effect on October 3, 2004.  The portion of the Total Deferral that was deferred prior to January 1, 2005 under this Part C (determined in accordance with Code Section 409A and Proposed Treasury Regulation § 1.409A-6(a)(3)(i)) is $66,510 (the “Grandfathered Benefit”).

(c)

The portion of the Total Deferral deferred after December 31, 2004 is $6,382 (the “409A Deferred Amount”).

2.

Severance Benefits.  Employee termination of employment on March 31, 2007 constitutes a “separation from service” with the Company (within the meaning of Code Section 409A(a)(2)(A)(i)).  As a result of his separation from service, Employee shall be entitled to receive severance benefits as provided in this section 2.

(a)

The Grandfathered Benefit shall be paid to Employee in equal annual installments of $6,651 over 10 consecutive years, without interest, commencing on May 20, 2007 (or within ten (10) business days thereafter) and continuing on each of the nine anniversaries thereafter.

(b)

The 409A Deferred Amount shall be paid to Employee in equal annual installments of $638.20 over 10 consecutive years, without interest, commencing on May 20, 2007 (or within ten (10) business days thereafter) and continuing on each of the nine anniversaries thereafter.  However, if Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of his separation from service:

(i)

the first installment (and only the first installment) shall not be paid until October, 2007; and

(ii)

when paid in October, 2007, the first installment shall be equal to $651.72, representing the amount payable as of May 20, 2007 plus five months’ interest at the monthly rate of 0.42%.

3.

Death Benefits.  In the event Employee dies before receiving the amount payable under section 2 of this Part C, the Company shall make the payment to such beneficiary(ies) as Employee may designate under this Part C in writing signed by him and delivered to the Company during his lifetime.  Payments shall be made at the time and in the amount Employee would otherwise have received it hereunder.  Such beneficiary(ies) may be changed by Employee from time to time, and the last such designation delivered to the Company before the death of Employee shall control. In the absence of any such designation, or if there should be a failure of beneficiaries with respect to all or any part of the payments provided for above, such payments or any part thereof with respect to which there has been a failure of beneficiary shall be made to the estate of Employee.

4.

409A Compliance.  The Company intends that amounts payable to Employee or his Beneficiary pursuant to Part C of this Agreement shall not be included in income for federal, state or local income tax purposes until the benefits are actually paid or delivered to such Participant or Beneficiary.  Accordingly, with respect to any benefits that are subject to Code Section 409A, Part C of this Agreement shall be interpreted and administered consistently with the requirements of Code Section 409A, as amended or supplanted from time to time, and current and future guidance thereunder.

5.

No Fund.  The Company shall have no obligation to retain any fund or reserve or purchase any insurance policies or other assets for the payment of any amount set forth in this Part C; and, to the extent the Company elects to do so, neither Employee nor any beneficiary shall have any interest therein.  It is expressly understood and agreed by the parties to this Agreement that Employee relies only upon the Company’s bare, unsecured promise to pay and upon no other security as to his rights under this Part C.

6.

No Assignment.  Neither Employee nor any beneficiary shall have any right to assign, encumber, commute, anticipate or dispose of any right to receive payments under this Part C, nor shall any such rights hereunder be subject to the claims of Employee’s creditors.

7.

Successors.  The terms hereof shall inure to the benefit of and bind the respective parties, Employee’s beneficiaries, heirs and personal representatives, and the Company’s successors.

IN WITNESS WHEREOF, the parties have executed this Agreement on this the 16th day of July, 2007.

ALLIANCE ONE INTERNATIONAL, INC.

By   /s/  Michael K. McDaniels

Authorized Officer    7/18/2007

H. P. GREEN III

/s/  H. P. Green III

BENEFICIARY DESIGNATION

I, H. P. Green III (hereinafter referred to as “the Employee”), have entered into a Key Executive Life Insurance and Deferred Compensation Agreement (hereinafter referred to as “the Agreement”) with Alliance One International, Inc., (hereinafter referred to as “the Company”), dated __________, 2007.  Under Part B, Article 4 and Part C, Article 3 of the Agreement, I reserve the right to designate recipients of payments to be made following my death in accordance with the terms of the Agreement, and under Part B, Article 4 and Part C, Article 3 of the Agreement I reserve the right to change such designees from time to time.

In accordance with the rights conferred upon me by these Articles, I hereby designate the following beneficiary or beneficiaries to receive any and all payments to be made following my death in accordance with the terms of the Agreement, and I revoke any and all beneficiary designations which I have heretofore made with respect to such Agreement (or with respect to prior agreements which the Agreement by its terms has amended and restated):

The Direct Beneficiary or Beneficiaries shall be:

(Print Name and Relationship)

The Contingent Beneficiary or Beneficiaries shall be:

(Print Name and Relationship)

The foregoing designation is made subject to the following conditions:

•

The Employee may designate one or more Direct Beneficiaries, and may designate one or more Contingent Beneficiaries, and the share to be taken by each.

•

If more than one Direct Beneficiary is named, the interest of any deceased Direct Beneficiary including any unpaid benefits due or to become due, shall pass to the surviving Direct Beneficiary or Beneficiaries, unless otherwise directed by the Employee herein.

•

Upon the death of the last surviving Direct Beneficiary, benefits shall be paid to the last surviving beneficiary’s estate.

__________________________________

Employee’s Signature

__________________________________

Date